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                                                                     EXHIBIT 3.6

                            ARTICLES OF INCORPORATION
                                       OF
                           PACIFICARE EHOLDINGS, INC.


                                    ARTICLE I

        The name of this corporation is PacifiCare eHoldings, Inc.


                                   ARTICLE II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                   ARTICLE III

        The name of this corporation's initial agent for service of process in the State of California is:

                              CT Corporation System


                                   ARTICLE IV

        This corporation is authorized to issue only one class of shares, which shall be designated "Common Stock." This corporation is authorized to issue 100,000 shares of Common Stock.


                                    ARTICLE V

        The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                                   ARTICLE VI

        This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law.


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        IN WITNESS WHEREOF, the undersigned, who is the incorporator of this corporation, has executed these Articles of Incorporation on January 19, 2000.



                                            /s/ Payman Pezhman
                                            ------------------------------------
                                            Payman Pezhman
                                            Incorporator


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